Exhibit 99.1

1001 Louisiana St., Suite 2900 Houston, TX 77002 NYSE: SPN

FOR FURTHER INFORMATION CONTACT:

Paul Vincent, VP of Investor Relations, (713) 654-2200

SUPERIOR ENERGY NAMES WESTERVELT T. BALLARD, JR. AS

CHIEF FINANCIAL OFFICER AND JAMES W. SPEXARTH AS CHIEF

ACCOUNTING OFFICER

Houston, January 29, 2018 – Superior Energy Services, Inc. announced today that its Board of Directors has elected, effective as of March 1, 2018, Westervelt “Westy” T. Ballard, Jr. as Chief Financial Officer and James “Jamie” W. Spexarth as Chief Accounting Officer. Mr. Ballard will succeed Robert S. Taylor, who is retiring after 22 years of service to the Company.

Since 2012, Mr. Ballard has served as Executive Vice President with leadership responsibilities for the Company’s global premium tubulars, completion tools and international well services businesses. Prior to that, he served as Vice President of Corporate Development after joining the Company in 2007. Before joining the Company, he spent eight years as a private equity and M&A professional. Mr. Ballard began his professional career in the United States Marine Corps as an infantry officer.

Mr. Spexarth becomes the Company’s first Chief Accounting officer after joining Superior Energy in 2013 as a Vice President and Controller. Before joining the Company, Mr. Spexarth held numerous accounting and finance managerial roles with Halliburton Company over ten years, concluding his career there as Senior Director of Finance – Western Hemisphere.

“We are very fortunate to have talented leaders with the experience that Westy and Jamie possess,” commented Dave Dunlap, President and Chief Executive Officer. “Westy’s financial and operational expertise, in addition to his deeply entrenched relationships with the investment community, are ideally suited for the challenges and opportunities we see ahead of us. Jamie’s many years of oil field service financial management experience have prepared him to lead and grow our accounting and reporting functions.”

Mr. Dunlap also noted, “Robert is retiring as the first, and only, CFO we have ever had. Throughout his distinguished career he has been an example of integrity, dedication and hard work. Robert lives our core values and has been an exceptional partner during my career with the Company. Although he will be missed, we wish him well as he enters retirement.”

About Superior Energy Services

Superior Energy Services, Inc. (NYSE:SPN) serves major, national and independent oil and natural gas companies around the world and offers products and services with respect to the various phases of a well’s economic life cycle. For more information, visit: www.superiorenergy.com.

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